EXHIBIT 11


                           IPI, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (In Thousands, Except Per Share Amounts)

                                                          Three Months Ended   Nine Months Ended
                                                              August 31,           August 31,
                                                          ------------------   -----------------
                                                            1999      1998      1999      1998
                                                            ----      ----      ----      ----
     Net Income                                            $  457    $  554    $1,376    $1,499

     Weighted average number of issued shares
           outstanding                                      4,734     4,734     4,734     4,734

     Shares used in computation of basic earnings per
           common stock                                     4,734     4,734     4,734     4,734
                                                           ======    ======    ======    ======

     Dilutive effect of outstanding stock options and
           stock warrants after application of treasury
           stock method                                         0        24         0        12
                                                           ------    ------    ------    ------

     Common and common equivalent shares
           outstanding-diluted                              4,734     4,758     4,734     4,746
                                                           ======    ======    ======    ======

     Basic and diluted earnings per common share           $  .10    $  .12    $  .29    $  .32
                                                           ======    ======    ======    ======


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